CONSENT OF LEGAL COUNSEL

         The law firm of Fabian & Clendenin hereby consents to the use of its name in the prospectus and therein being disclosed as counsel to Golden Choice Foods Corporation in this matter.


Fabian & Clendenin
By: Gary R. Henrie, Shareholder
Salt Lake City, Utah